Exhibit 10.14
WHOLE FOODS MARKET
2009 STOCK INCENTIVE PLAN
RESTRICTED SHARE AWARD AGREEMENT

RECITALS

A.    Whole Foods Market, Inc. (the “Company”) has adopted the Whole Foods Market 2009 Stock Incentive Plan (the “Plan”) for the purpose of attracting and retaining the services of selected Team Members, Directors, and Consultants who contribute to the Company's success by their ability, ingenuity, and industry and enabling such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the grant of certain equity-based Awards.
B.    Pursuant to Section 3.2 of the Plan, the Compensation Committee of the Board of Directors (the “Committee), in its capacity as Plan Administrator of the Plan, is authorized, in its sole and absolute discretion, to determine those Team Members, Directors and Consultants to whom Awards will be granted under the Plan.
C.    Grantee is expected to render substantial future services to the Company, and this Restricted Share Award Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan.
D.    All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
1.Award of Restricted Shares. The Company hereby grants to Grantee an Award of Restricted Shares. Restricted Shares are shares of Common Stock of the Company that are subject to restrictions, as set forth in this Agreement, until vested.
Grantee:
Award Date:
Number of Restricted Shares under Award:

Restrictions on Shares. Except as otherwise provided in the Plan and this Agreement, the restrictions on the Grantee's unvested Restricted Shares are that the Shares shall be subject to forfeiture by the Grantee if the Grantee ceases to provide continuous service to the Company prior to the Vesting Date.
Vesting: The Restricted Shares shall vest, and the restrictions on such Shares shall lapse, in accordance with the following schedule:

No. of Shares to Vest	Vesting Date

Notwithstanding the foregoing, all unvested Restricted Shares shall vest, and the restrictions on such Shares shall lapse, immediately upon Disability or death. Furthermore, notwithstanding the foregoing and consistent with the Whole Foods Executive Retention Plan and Non-Compete Arrangement, in the event that the Grantee’s employment or service with the Company is terminated for any reason other than death, Disability, or Cause, and the Company and the Grantee have entered into a separation agreement the terms of which provide for immediate vesting of the Restricted Shares, then the unvested Restricted Shares, if any, shall become 100% vested on the date specified in such separation agreement.
Shares Issued. The Company shall evidence the issuance of the Restricted Shares by book-entry registration or issuance of a certificate in the name of Grantee for the number of Restricted Shares issued pursuant to this Agreement. If Restricted Shares are evidenced by book-entry registration, the Company shall notate the restrictions on such Shares until the restrictions thereon have lapsed. If Restricted Shares are evidenced by certificates, they shall be held in the custody of the Company (or an escrow agent designated by the Company) (the “Escrow Holder”) until the restrictions thereon have lapsed and Grantee shall be required to submit all documents required by the Company or the Plan Administrator, including, without limitation, a stock power, endorsed in blank, relating to the Shares covered by this Award. Upon the lapse of the restrictions, the Escrow Holder shall deliver to Grantee (or his or her personal representative, estate or heirs, as the case may be) certificates for the vested Shares.
Stop-Transfer Instructions. Grantee acknowledges that to ensure compliance with the restrictions imposed by the Plan and this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
Refusal to Transfer. Grantee acknowledges that the Company will not be required to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Plan or this Agreement or to treat as owner of such Shares, or to accord the right to vote or pay dividends to, any purchaser or other transferee to whom such Shares have been so transferred.
2.    Tax Reporting. The Company shall issue to Grantee a Form 1099, or its equivalent reflecting the amount to be reported by Grantee as compensation income for the calendar year(s) in which all or any portion of the Restricted Shares vest or, if applicable, the calendar year with respect to which Grantee makes a timely Section 83(b) Election with respect to all or a portion of such Restricted Shares.
3.    Compliance with Laws and Regulations. Notwithstanding any other provision of the Plan or the Agreement to the contrary, the grant, vesting and holding of the Shares by Grantee is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Grantee agrees to cooperate with the Company to ensure compliance with such laws.
4.    Representations and Warranties of Grantee. Grantee represents and warrants to the Company that Grantee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Grantee acknowledges that there may be adverse tax consequences upon the vesting of Restricted Shares or disposition of the Shares once vested, and that Grantee should consult a tax advisor prior to such time.
5.    Restrictions on Transfer. Grantee may not sell, assign, pledge as security or otherwise transfer or encumber the unvested Restricted Shares, whether voluntary or involuntary, and if involuntary, whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.
6.    No Right to Continue Service. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the service of, or relationship with, the Company, or limit in any way the right of the Company to terminate Grantee’s service at any time, with or without cause.
7.    Tax Consequences. Set forth below is a brief summary as of the Award Date of some of the federal and state tax consequences of this Award of Restricted Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. GRANTEE SHOULD CONSULT A TAX ADVISOR BEFORE ACCEPTING THIS AWARD.
(a)    Lapse of Restrictions. Except to the extent a proper election under Code Section 83(b) has been made, the excess of the Fair Market Value of the Shares on the date on which the restrictions lapse over the aggregate Purchase Price paid for the Shares, if any, shall be includible as compensation income (taxable at ordinary income tax rates) in the Grantee’s taxable income for the calendar year in which the restrictions lapse. In the event a proper Section 83(b) election has been made, the Grantee shall include as compensation income in the Grantee’s taxable income for the calendar year in which the Restricted Shares were transferred to Grantee an amount equal to the excess of the Fair Market Value of the Shares on the date on which the Shares were transferred over the aggregate Purchase Price paid for the Shares, if any.
(b)    Holding Restricted Shares. There may be a regular federal and state income tax liability resulting from holding Restricted Shares. Except to the extent a proper election under Code Section 83(b) has been made, Grantee will be treated as having received income (taxable at ordinary income tax rates) equal to the dividends or other income paid with respect to Restricted Shares granted under this Agreement. In the event a proper Section 83(b)

election has been made, or following the lapse of the restrictions described in this Agreement, the Grantee shall be treated as having received income (taxable at income tax rates applicable to dividends) equal to the dividends or other income paid with respect to Restricted Shares granted under this Agreement.
(c)    Disposition of Shares. Any gain realized on disposition of Shares held for more than twelve (12) months following the Award Date will be treated as long-term capital gain.
8.    Privileges of Stock Ownership. Except as otherwise provided herein, commencing upon the date the Company transfers Restricted Shares to Grantee, Grantee shall have all the rights of a shareholder of the Company with respect to the Restricted Shares represented by share certificates registered in his name, including the right to vote such Restricted Shares and receive dividends and other distributions paid or made with respect to such Restricted Shares. Any dividends payable during the vesting period of this Agreement will be paid on the same schedule as other dividend payments made to all shareholders of record. So long as the Restricted Shares are held in escrow by the Company, dividends will be paid to Grantee’s account of record with the transfer agent.
9.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Grantee.
10.    Entire Agreement. This Agreement is subject to the terms of the Plan, which is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.
11.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile or telecopier.
12.    Successors and Assigns. The Company may assign any of its rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Grantee’s transferees.
13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Grantee has executed this Agreement in duplicate, effective as of the Award Date.

WHOLE FOODS MARKET, INC.

By:

GRANTEE

By:

Address:__________________________________
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